Exhibit 23.2

Grant Thornton AG | Postfach 30 10 24 | 40410 Düsseldorf

Next.e.GO Mobile SE Mr. Eelco van der Leij Chief Financial Officer Lilienthalstraße 1 52068 Aachen Germany	Grant Thornton AG Wirtschaftsprüfungsgesellschaft Johannstraße 39 40476 Düsseldorf

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 26, 2023, with respect to the consolidated statement of financial position of Next.e.GO Mobile SE and subsidiaries as of December 31, 2022, and 2021, the related consolidated statements of profit and loss, comprehensive income, changes in equity, and cash flows for each of the two years ended December 31, 2022, and 2021, and the related notes contained in the Registration Statement and Prospectus.

We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton AG

Düsseldorf, Germany

July 19, 2023

Board of Directors	WP/StB Dipl.-Kfm. Michael Häger (Chairman) | WP/StB Prof. Dr. Gernot Hebestreit | WP/StB Dr. Frank Hülsberg RA/StB Dr. Jan Merzrath | WP/StB Prof. Dr. Heike Wieland-Blöse
Supervisory Board	WP/StB Dipl.-Kfm. Joachim Riese (Chairman) | WP/StB Prof. Dr. Martin Jonas (Deputy Chairman)
Registered office	Düsseldorf | Commercial Register: Düsseldorf Local Court HR B 62734 | VAT ID number DE 811137269
Other offices	Berlin | Dresden | Frankfurt a. M. | Hamburg | Leipzig | München | Niederrhein | Rostock Stuttgart | Wiesbaden German member firm of Grant Thornton International Ltd
Bank details	Deutsche Bank AG Düsseldorf	| IBAN DE45 3007 0010 0549 4380 00	| BIC (SWIFT CODE) DEUTDEDD
	Stadtsparkasse Düsseldorf	| IBAN DE22 3005 0110 0067 0490 31	| BIC (SWIFT CODE) DUSSDEDD
	HypoVereinsbank AG Düsseldorf	| IBAN DE10 3022 0190 0031 7871 57	| BIC (SWIFT CODE) HYVEDEMM414	grantthornton.de